Exhibit 23.  Consents of Experts and Counsel


                 CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
Dravo Corporation:

We consent to incorporation by reference in the registration statements No. 33-23632 on Form S-8, No. 33-17356 on Form S-3, No. 2-84462 on Form S-8,
Amendment No. 1 to No. 2-87555 on Form S-8/S-3, No. 2-64137 and 33-54179 on
Form S-8 and No. 2-71993 on Form S-16 amended by Form S-3 of Dravo Corporation, of our report dated February 10, 1995 relating to the consolidated balance sheets of Dravo Corporation and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of operations, retained earnings, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1994 which report appears in, or is incorporated by reference in, the December 31, 1994 annual report on Form 10-K of Dravo Corporation. Our report refers to the adoption of the methods of accounting for postretirement benefits other than pensions, income taxes and postemployment benefits prescribed by Statements of Financial Accounting Standards Nos. 106, 109 and 112, respectively.

Our report dated February 10, 1995 contains an explanatory paragraph that states that a lawsuit and certain claims and assertions have been brought against the company for contract disputes and environmental costs, the outcome of which presently cannot be determined.



           KPMG PEAT MARWICK LLP





New Orleans, Louisiana
March 29, 1995










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